Exhibit 99.3

Not for release, publication or distribution, in whole or in part, directly or indirectly, in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws or regulations of such jurisdiction

20 April 2011

RECOMMENDED CASH ACQUISITION

OF

CHAUCER HOLDINGS PLC

BY

440 TESSERA LIMITED

A WHOLLY-OWNED SUBSIDIARY OF THE HANOVER INSURANCE GROUP, INC.

(to be implemented by way of a scheme of arrangement

under Part 26 of the Companies Act 2006)

Summary

•

The boards of The Hanover and Chaucer are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition of the entire issued and to be issued ordinary share capital of Chaucer by 440 Tessera Limited (“BidCo”), a wholly-owned subsidiary of The Hanover (the “Acquisition”).

•	Under the terms of the Acquisition, Chaucer Shareholders will be entitled to receive:

•	53.3 pence in cash for each Chaucer Share (the “Acquisition Price”); and

•	2.7 pence in cash for each Chaucer Share as a final dividend (the “Final Dividend”) in relation to the year ended 31 December 2010, which was announced by Chaucer on 7 March 2011.

•

In aggregate, the Acquisition Price and Final Dividend value Chaucer’s fully diluted share capital at approximately £313 million (or approximately US$510 million), and together represent the following multiples:

•	1.09x Chaucer’s reported net tangible assets as at 31 December 2010; and

•

1.26x Chaucer’s pro forma net tangible assets as at 31 December 2010, adjusted for the effects of catastrophe losses announced by Chaucer in 2011. The pro forma multiple of 1.26x does not account for other trading during the period since 31 December 2010.

•

The Hanover has received irrevocable undertakings from Aberdeen Asset Managers Limited, Aberforth Partners LLP, Artemis Investment Management LLP, BlackRock Investment Management (UK) Limited, Henderson, J O Hambro Capital Management Limited, Moore Capital Management LP and Toscafund Asset Management LLP to vote in favour of the Scheme at the Court Meeting and the Chaucer General Meeting Resolutions at the Chaucer

General Meeting in respect of, in aggregate, 116,629,886 Chaucer Shares, representing approximately 21.28 per cent. of the existing issued share capital of Chaucer.

•

In addition, The Hanover has received a letter of intent from Aberdeen Asset Managers Limited to vote in favour of the Scheme at the Court Meeting and the Chaucer General Meeting Resolutions at the Chaucer General Meeting in respect of 4,996,109 Chaucer Shares, representing approximately 0.91 per cent. of the existing issued share capital of Chaucer.

•

The Chaucer Directors, who have been so advised by Kinmont and Willis Capital Markets & Advisory, consider the terms of the Acquisition to be fair and reasonable. In providing their advice, Kinmont and Willis Capital Markets & Advisory have taken into account the commercial assessment of the Chaucer Directors.

Accordingly, the Chaucer Directors will unanimously recommend to Chaucer Shareholders to vote in favour of the Scheme at the Court Meeting and the Chaucer General Meeting Resolutions at the Chaucer General Meeting as they have irrevocably undertaken to do in respect of their own Chaucer Shares, which in aggregate amount to 7,684,699 Chaucer Shares, representing 1.40 per cent. of the existing issued share capital of Chaucer.

•

In total, therefore, The Hanover has received irrevocable undertakings and a letter of intent to vote in favour of the Scheme at the Court Meeting and the Chaucer General Meeting Resolutions at the Chaucer General Meeting in respect of 129,310,694 Chaucer Shares representing approximately 23.59 per cent. of Chaucer’s existing issued share capital.

•

The Hanover is a holding company for a group of property and casualty insurance companies that offers a wide range of commercial, specialty and personal insurance products and services through an extensive network of independent agents. Headquartered in Worcester, Massachusetts (United States) and listed on the New York Stock Exchange, The Hanover ranks among the top 25 property and casualty insurers in the United States and, as at 19 April 2011, had a market capitalisation of approximately US$2.0 billion. The Hanover had net written premiums in excess of US$3.0 billion in the year ended 31 December 2010.

•

Chaucer is a specialist insurance group listed on the London Stock Exchange, and underwrites business at Lloyd’s, the world’s leading insurance and reinsurance market. Chaucer deploys specialist underwriters in all major insurance and reinsurance classes, encompassing global marine, energy, non-marine, aviation, and a UK motor business and nuclear insurance. Headquartered in London, Chaucer has regional operations in Whitstable, England and international operations in Houston, Singapore, Buenos Aires and Copenhagen.

•	Commenting on the Acquisition, Frederick H. Eppinger, President and Chief Executive Officer of The Hanover, said:

“Chaucer would represent a significant step forward in The Hanover’s journey to build a world-class property and casualty company. The combined organisation would provide both companies with the benefits of greater scale, earnings diversification, and expanded market presence. Chaucer would enable us to further advance our specialty strategy, given its recognised expertise in underwriting energy, marine and aviation risks. We are excited to welcome Chaucer’s management and associates to our organisation.”

•	Commenting on the Acquisition, Martin Gilbert, Chairman of Chaucer, said:

“We are very pleased to announce that we have agreed terms with The Hanover for an Acquisition of Chaucer. The Board of Directors of Chaucer believes that the Acquisition represents a compelling proposition. The Acquisition Price in cash is attractive for shareholders, a significant proportion of whom are explicitly supporting the transaction. In addition, Chaucer’s clients, staff and other stakeholders are expected to benefit from the combination’s greater scale, diversity and capital resources.”

•	Commenting on the Acquisition, Bob Stuchbery, Chief Executive of Chaucer, said:

“We are very excited about the prospects of joining The Hanover. As part of The Hanover we will remain fully focused on delivering our Foundation Flex Flagship corporate strategy with the aim of further positioning us as the Lloyd’s specialist insurer of choice in our areas of expertise. Furthermore, under the ownership of The Hanover, we expect that we will be able to build on The Hanover’s market position, and access attractive specialty business through its strong US retail distribution. Overall, this is a great cultural fit that brings together two businesses with the same ambition and complementary strengths, and will create an excellent platform for future profitable growth.”

This summary should be read in conjunction with, and is subject to, the full text of the following announcement and the Appendices.

Enquiries

The Hanover	Tel: +1 508 855 1000

Oksana Lukasheva, Investor Relations
Michael Buckley, Media Relations

Goldman Sachs International	Tel: +44 (0) 20 7774 1000
(Sole financial adviser to The Hanover)
Tom Vandever
Nimesh Khiroya

Chaucer	Tel: +44 (0) 20 7397 9700

Martin Gilbert, Chairman
Bob Stuchbery, Chief Executive

Kinmont	Tel: +44 (0) 20 7087 9100
(Joint financial adviser to Chaucer)
John O’Malley
Mat Thackery

Willis Capital Markets & Advisory	Tel: +44 (0) 20 3124 6000
(Joint financial adviser to Chaucer)
Michiel Bakker
John Philipsz

Numis Securities Limited	Tel: +44 (0) 20 7260 1000

(Corporate broker to Chaucer)
Oliver Hemsley
Charles Farquhar

Citigate Dewe Rogerson	Tel: +44 (0) 20 7638 9571
(PR adviser to Chaucer)
Justin Griffiths
Sarah Gestetner

This announcement is not intended to and does not constitute, or form part of, any offer to sell or subscribe for or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities of Chaucer in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Circular, which will contain the full terms and conditions of the Acquisition, including details of how to vote in favour of the Acquisition. Any vote in respect of the Acquisition should be made only on the basis of information in the Scheme Circular. Chaucer Shareholders are advised to read the formal documentation in relation to the Acquisition carefully, once it has been dispatched.

Whether or not certain Chaucer Shares are voted at the Court Meeting or the Chaucer General Meeting, if the Scheme becomes Effective, those Chaucer Shares will be cancelled pursuant to the Scheme in return for the payment of 53.3 pence in cash per Chaucer Share.

Goldman Sachs International, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for The Hanover and BidCo and for no-one else in connection with the Acquisition and will not be responsible to any person other than The Hanover and BidCo for providing the protections afforded to clients of Goldman Sachs International, nor for providing advice in relation to the Acquisition or any other matters referred to herein.

Kinmont, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Chaucer and for no-one else in connection with the Acquisition and will not be responsible to any person other than Chaucer for providing the protections afforded to clients of Kinmont, nor for providing advice in relation to the Acquisition or any other matters referred to herein.

Willis Capital Markets & Advisory, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Chaucer and for no-one else in connection with the Acquisition and will not be responsible to any person other than Chaucer for providing the protections afforded to clients of Willis Capital Markets & Advisory, nor for providing advice in relation to the Acquisition or any other matters referred to herein.

Numis, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Chaucer and for no-one else in connection with the Acquisition and will not be responsible to any person other than Chaucer for providing the protections afforded to clients of Numis, nor for providing advice in relation to the Acquisition or any other matters referred to herein.

Notice to US holders of Chaucer Shares

The Scheme relates to the shares of an English company that is a “foreign private issuer” as defined under Rule 3b-4 under the US Exchange Act and will be governed by English law. Neither the proxy solicitation rules nor the tender offer rules under the US Exchange Act will apply to the Scheme. Moreover, the Scheme will be subject to the disclosure requirements and practices applicable in the UK to schemes of arrangement, which differ from the disclosure requirements of the US proxy solicitation rules and tender offer rules. Financial information included or referred to in this announcement or the Scheme Circular, or which may be incorporated by reference into the Scheme Circular, has been or will have been prepared in accordance with accounting standards applicable in the UK that may not be comparable to the accounting standards applicable to financial statements of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US. If The Hanover elects to implement the acquisition of the Chaucer Shares by way of an Offer, the Offer will be made in compliance with applicable securities laws and regulations.

Chaucer is organised under the laws of England. The majority of the officers and directors of Chaucer are residents of countries other than the United States. It may not be possible to sue Chaucer in a non-US court for violations of US securities laws. It may be difficult to compel Chaucer and its respective affiliates to subject themselves to the jurisdiction and judgment of a US court.

In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the US Exchange Act, The Hanover or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase Chaucer Shares outside of the United States, other than pursuant to the Acquisition, until the date on which the Acquisition and/or Scheme becomes Effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the UK, will be reported to the Regulatory Information Service of the London Stock Exchange and will be available on the London Stock Exchange website at http://www.londonstockexchange.com/prices-and-news/pricesnews/home.htm.

Overseas Shareholders

The availability of the Acquisition or the distribution of this announcement to Chaucer Shareholders who are not resident in the United Kingdom may be affected by the laws of their relevant jurisdictions in which they are located or of which they are citizens. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Chaucer Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay. Further details in relation to overseas shareholders will be contained in the Scheme Circular.

Forward-looking statements

This announcement, oral statements made regarding the Acquisition and other information published by The Hanover and/or Chaucer or their respective affiliates may contain certain statements that are or may be forward-looking. These statements are based on the current expectations of the management of The Hanover and/or Chaucer (as applicable) and are naturally subject to uncertainty and changes in circumstances. The forward-looking statements contained herein may include statements about the expected effects of the Acquisition, the expected timing and scope of the Acquisition, anticipated earnings enhancements, estimated cost savings and other synergies, costs to be incurred in achieving synergies, potential disposals and other strategic options and all other statements in this announcement other than historical facts. Forward-looking statements include, without limitation, statements that typically contain words such as: “will”, “may”, “should”, “could”, “continue”, “believes”, “expects”, “intends”, “estimates”, “anticipates”, “aims”, “targets”, “plans” and “forecasts” or words of similar import. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the ability of the person making the statement to control or estimate precisely, such as future market conditions and the behaviour of other market participants. Other unknown or unpredictable factors could also cause actual results to differ materially from those in the forward looking statements. Therefore investors should not place undue reliance on such statements as a prediction of actual results. The Hanover and Chaucer and their respective affiliates assume no obligation and do not intend to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required pursuant to applicable law.

Responsibility

The Hanover Directors and the BidCo Directors (all of whose names will be set out in the Scheme Circular) accept responsibility for the information contained in this announcement relating to The Hanover, The Hanover Group and themselves and their immediate families, related trusts and connected persons. To the best of the knowledge and belief of The Hanover Directors and the BidCo Directors (who have taken all reasonable care to ensure that such is the case), such information for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Chaucer Directors (all of whose names will be set out in the Scheme Circular) accept responsibility for the information contained in this announcement relating to Chaucer, the Chaucer Group and themselves and their immediate families, related trusts and connected persons. To the best of the knowledge and belief of the Chaucer Directors (who have taken all reasonable care to ensure that such is the case), such information for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information

Disclosure requirements

Under Rule 8.3(a) of the Code, any person who is, or becomes, “interested” (directly or indirectly) in one per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an “Opening Position Disclosure” following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified.

An “Opening Position Disclosure” must contain details of the person’s interests and short positions in, and rights to subscribe for, any “relevant securities” of each of (i) the offeree company and (ii) any paper offeror. An “Opening Position Disclosure” by a person to whom Rule 8.3(a) of the Code applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an “Opening Position Disclosure” must instead make a “Dealing Disclosure”.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in one per cent. or more of any class of “relevant securities” of the offeree company or of any paper offeror must make a “Dealing Disclosure” if the person deals in any “relevant securities” of the offeree company or of any paper offeror. A “Dealing Disclosure” must contain details of the “dealing” concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8 of the Code. A “Dealing Disclosure” by a person to whom Rule 8.3(b) of the Code applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an “interest” in “relevant securities” of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3 of the Code.

“Opening Position Disclosures” must also be made by the offeree company and by any paper offeror and “Dealing Disclosures” must also be made by the offeree company, by any paper offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4 of the Code).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0) 20 7638 0129.

Terms in quotation marks are defined in the Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8 of the Code, you should contact an independent financial adviser authorised by the FSA under FSMA or consult the Panel’s website at www.thetakeoverpanel.org.uk or contact the Panel on telephone number +44 (0) 20 7638 0129.

Publication on website

A copy of this announcement will be available free of charge on Chaucer’s website at http://www.chaucerplc.com, and on The Hanover’s website at http://www.hanover.com, by no later than 12.00 p.m. (London time) on 21 April 2011.

Not for release, publication or distribution, in whole or in part, directly or indirectly, in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws or regulations of such jurisdiction

20 April 2011

RECOMMENDED CASH ACQUISITION

OF

CHAUCER HOLDINGS PLC

BY

440 TESSERA LIMITED

A WHOLLY-OWNED SUBSIDIARY OF THE HANOVER INSURANCE GROUP, INC.

(to be implemented by way of a scheme of arrangement

under Part 26 of the Companies Act 2006)

1.	Introduction

The boards of The Hanover and Chaucer are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition of the entire issued and to be issued ordinary share capital of Chaucer by 440 Tessera Limited (“BidCo”), a wholly-owned subsidiary of The Hanover (the “Acquisition”).

2.	The Acquisition Price and Final Dividend

Under the terms of the Acquisition, which will be subject to the Conditions and further terms set out in Appendix I to this announcement and to be set out in the Scheme Circular, Chaucer Shareholders will be entitled to receive:

53.3 pence in cash for each Chaucer Share (the “Acquisition Price”); and

2.7 pence in cash for each Chaucer Share as a final dividend in relation to the year ended 31 December 2010 (the “Final Dividend”).

The Final Dividend, which was announced by Chaucer on 7 March 2011, will be payable to those Chaucer Shareholders on Chaucer’s register of members on 6 May 2011. The Final Dividend will be paid to eligible Chaucer Shareholders on 27 May 2011.

In aggregate, the Acquisition Price and Final Dividend value Chaucer’s fully diluted share capital at approximately £313 million (or approximately US$510 million), and together represent the following multiples:

•	1.09x Chaucer’s reported net tangible assets as at 31 December 2010; and

•

1.26x Chaucer’s pro forma net tangible assets as at 31 December 2010, adjusted for the effects of catastrophe losses announced by Chaucer in 2011. The pro forma multiple of 1.26x does not account for other trading during the period since 31 December 2010.

The terms of the Acquisition represent a premium of:

•

approximately 6.2 per cent. to the Closing Price of 52.8 pence per Chaucer Share on 4 February 2011, the last Business Day before Chaucer’s announcement that it had received a number of approaches regarding a possible offer;

•

approximately 10.8 per cent. to the average Closing Price of 50.6 pence per Chaucer Share over the three month period ended 4 February 2011, the last Business Day before Chaucer’s announcement that it had received a number of approaches regarding a possible offer; and

•	approximately 3.7 per cent. to the Closing Price of 54 pence per Chaucer Share on 19 April 2011, being the last Business Day prior to this announcement.

The Acquisition Price represents a premium of approximately 1.0 per cent. to the Closing Price of 52.8 pence per Chaucer Share on 4 February 2011, the last Business Day before Chaucer’s announcement that it had received a number of approaches regarding a possible offer.

3.	Background to, and reasons for, the Acquisition

Having completed a number of strategic initiatives to expand and strengthen The Hanover’s business in the United States since 2003, The Hanover believes that the Acquisition would represent a natural step to delivering on The Hanover’s strategic vision to build a world-class property and casualty insurance company. Further, The Hanover also believes that the Acquisition would be consistent with its existing strategic and financial priorities, which comprise achieving a more balanced product and geographic mix, achieving returns on equity in the 11-13% range through the property and casualty pricing cycle, and providing distinctive insurance products to agents and brokers for their customers.

The Hanover believes that Chaucer would be a highly complementary addition to its existing platform, in particular due to its strong and consistent track record of underwriting profitability, its attractive business mix, and experienced management and underwriting teams. Chaucer would also provide The Hanover with a leading presence at Lloyd’s, which would offer The Hanover access to international licenses, sophisticated excess and surplus insurance business and an ability to syndicate risk more efficiently.

The Hanover believes that the Acquisition would result in a number of benefits for The Hanover’s shareholders, agents, customers and employees, including:

(a)	Enhanced scale and market position: The Enlarged Group would enjoy enhanced scale and a broadened market position. If the Acquisition had completed on 1 January 2010, on an un-audited pro forma basis, The Hanover would have generated net premiums earned of approximately US$3.8 billion in the year ended 31 December 2010, and would have had total assets of approximately US$12.2 billion as at 31 December 2010.

(b)

Geographic and earnings diversity: The Acquisition is consistent with The Hanover’s strategy of achieving a balanced split of net premiums earned among commercial, specialty and personal insurance, and Chaucer would also add a meaningful presence outside the United States. If the Acquisition had completed on 1 January 2010, on an un-audited pro forma basis, the portion of net premiums earned represented by specialty insurance would have increased from approximately 18% to approximately 28% in the year ended 31 December 2010. Further, The Hanover currently does not originate any business outside the US, but if the Acquisition had completed on 1 January 2010, on a pro forma basis, the Enlarged Group would have generated approximately 19% of net premiums earned from markets outside the US in the year ended 31 December 2010.

(c)	Enhanced product and underwriting capabilities: The Acquisition would result in broader product and underwriting capabilities that would expand The Hanover’s specialty insurance capabilities and its market share in key product categories. Chaucer underwrites all major insurance and reinsurance classes of business, almost all of which are additive to The Hanover’s current product set. The Hanover believes that Chaucer has an experienced senior underwriting team, as evidenced by the fact that Chaucer’s senior underwriting team has an average of 32 years of industry experience.

(d)	Improved partner agent strategy: The Hanover believes that the Acquisition would enhance The Hanover’s distribution strategy by enabling The Hanover to offer a broader and more specialised set of products to its agents and brokers. Specifically, products such as energy, aviation, engineering, marine and specie insurance are expected to become valuable additions to the current product portfolio offered to The Hanover’s key distribution partners.

The Hanover believes that the Enlarged Group would be ideally positioned to deliver long-term growth and returns and, as a result, would be value enhancing for The Hanover’s shareholders. The Hanover expects that, if completed, the Acquisition would be financially attractive with an expected improvement in future earnings and return on equity, and diversification of The Hanover’s risk profile. The Hanover currently expects that the Acquisition would result in earnings per share accretion of approximately 10% in the year ending 31 December 2012 and for the Acquisition to be neutral to modestly accretive to earnings per share in the year ending 31 December 2011. A corresponding increase in return on equity is expected.

The Hanover believes that the Acquisition would result in a strong balance sheet for the Enlarged Group and would also facilitate the effective use of excess capital and debt capacity at The Hanover. Pro forma for the Acquisition on an un-audited basis, as at 31 December 2010, the Enlarged Group would have had over US$3.3 billion of total capital, supported by a conservative and liquid investment portfolio comprised of approximately 80% fixed income investments with an average rating of AA-; and a debt to capital ratio of approximately 27%.

4.	Recommendation

The Chaucer Directors, who have been so advised by Kinmont and Willis Capital Markets & Advisory, consider the terms of the Acquisition to be fair and reasonable. In providing their advice, Kinmont and Willis Capital Markets & Advisory have taken into account the commercial assessment of the Chaucer Directors. Accordingly, the Chaucer Directors will unanimously recommend to Chaucer Shareholders to vote in favour of the Scheme at the Court Meeting and the Chaucer General Meeting Resolutions at the Chaucer General Meeting. The Chaucer Directors who are also Chaucer Shareholders have given irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Chaucer General Meeting Resolutions at the Chaucer General Meeting in respect of 7,684,699 Chaucer Shares representing approximately 1.40 per cent. of the existing issued ordinary share capital of Chaucer.

5.	Background to, and reasons for, the recommendation

Chaucer has been in an Offer Period since 7 February 2011, when it first announced that it was in discussions with a number of parties regarding a possible offer. The Chaucer Directors have met on a frequent basis, together with their advisers, to discuss the progress of these third party interactions and take any necessary decisions with a view to maximising value for Chaucer Shareholders and ensuring that any transaction is in the best interests of Chaucer, its shareholders and its other stakeholders.

The Chaucer Directors, who have been so advised by Kinmont and Willis Capital Markets & Advisory, consider the terms of the Acquisition to be fair and reasonable. In providing their advice, Kinmont and Willis Capital Markets & Advisory have taken into account the commercial assessment of the Chaucer Directors. Accordingly, and after consultation with major Chaucer Shareholders, the Chaucer Directors will unanimously recommend the Acquisition to Chaucer Shareholders. In considering whether to recommend the Acquisition, the Directors took into account, inter alia, the following factors:

•

The Hanover’s proposed Acquisition for cash is at a premium to net asset value and at a higher offer price than any other written proposals received by the Company during the Offer Period. Furthermore, the Directors understand that The Hanover has received irrevocable commitments to support the Acquisition (subject to no other bona fide offers being received at 61.6 pence or higher) in relation to 21.28% of the existing issued Chaucer Shares;

•

Given the financing structure of The Hanover’s offer and its status as a significant and highly regarded insurance industry participant, The Hanover’s proposed Acquisition is, in the Directors’ opinion, highly capable of being implemented; and

•

The Hanover is fully supportive of Chaucer’s recently announced “Flagship, Flex, Foundation” strategy. Furthermore, the completion of the Acquisition is expected to afford Chaucer greater capacity to respond to changes in market conditions, notably through building on The Hanover’s market position and accessing attractive speciality business through The Hanover’s strong US retail distribution network.

6.	Irrevocable undertakings

The Hanover has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Chaucer General Meeting Resolutions from the Chaucer Directors who are Chaucer Shareholders in respect of their entire holdings amounting to, in aggregate, 7,684,699 Chaucer Shares representing approximately 1.40 per cent. of Chaucer’s existing issued ordinary share capital.

The Hanover has received irrevocable undertakings from Aberdeen Asset Managers Limited, Aberforth Partners LLP, Artemis Investment Management LLP, BlackRock Investment Management (UK) Limited, Henderson, J O Hambro Capital Management Limited, Moore Capital Management LP and Toscafund Asset Management LLP to vote in favour of the Scheme at the Court Meeting and the Chaucer General Meeting Resolutions at the Chaucer General Meeting in respect of, in aggregate, 116,629,886 Chaucer Shares, representing approximately 21.28 per cent. of the existing issued share capital of Chaucer.

In addition, The Hanover has received a letter of intent from Aberdeen Asset Managers Limited to vote in favour of the Scheme at the Court Meeting and the Chaucer General Meeting Resolutions

at the Chaucer General Meeting in respect of 4,996,109 Chaucer Shares, representing approximately 0.91 per cent. of the existing issued share capital of Chaucer.

In total, therefore, The Hanover has received irrevocable undertakings and a letter of intent to vote in favour of the Scheme at the Court Meeting and the Chaucer General Meeting Resolutions at the Chaucer General Meeting in respect of 129,310,694 Chaucer Shares representing approximately 23.59 per cent. of Chaucer’s existing issued share capital.

Further details of these irrevocable undertakings and the letter of intent are set out in Appendix III to this announcement.

7.	Information relating to Chaucer

Chaucer is a specialist insurance group listed on the London Stock Exchange, and underwrites business at Lloyd’s, the world’s leading insurance and reinsurance market. Chaucer deploys specialist underwriters in all major insurance and reinsurance classes, encompassing global marine, energy, non-marine, aviation and a UK motor business and nuclear insurance, and provides Lloyd’s ‘turn-key’ solutions for new syndicate start-ups. Headquartered in London, the company has regional operations in Whitstable, England and international operations in Houston, Singapore, Buenos Aires and Copenhagen.

Chaucer’s current strategy is to become the Lloyd’s specialist insurer of choice by delivering a superior return on capital and building enduring value for shareholders. Chaucer has achieved an average combined ratio of 90.6% over the five year period ended 31 December 2010 and achieved a five year average return on equity of 15.8% over the same period.

For the year ended 31 December 2010, Chaucer reported net earned premiums of £588.9 million and profit for the year of £22.5 million. As at 31 December 2010, Chaucer had £2,339.9 million of total assets and £317.9 million of shareholders’ equity.

8.	Information relating to The Hanover

The Hanover, based in Worcester, Massachusetts, is the holding company for a group of United States property and casualty insurance companies. The Hanover’s principal subsidiaries are The Hanover Insurance Company and Citizens Insurance Company of America, both of which are rated A (Excellent) by A.M. Best & Company. The Hanover has been in the property and casualty business for almost 160 years and currently has approximately 4,400 employees in 31 offices. The Hanover offers a wide range of commercial, specialty and personal insurance products and services and distributes them through a strong network of agents and brokers. The Hanover ranks among the top 25 property and casualty insurers in the United States. The Hanover’s common shares are traded on the New York Stock Exchange under the symbol “THG”, and as at 19 April 2011, The Hanover had a market capitalisation of approximately US$2 billion.

In 2003, The Hanover initiated a strategic plan to build a world-class property and casualty insurance organisation. As part of this objective, The Hanover has six key strategic priorities, namely (i) establishing and sustaining a strong financial position; (ii) attracting and retaining world class people; (iii) creating a strong culture of execution; (iv) building deep partnerships with winning agents; (v) building a world-class product and underwriting capability; and (vi) providing responsive service delivery via a cost-effective operating model. As part of this strategy, The Hanover has completed seven acquisitions since 2007.

For the year ended 31 December 2010, The Hanover reported revenue of approximately US$3.2 billion and net income of US$154.8 million. As at 31 December 2010, The Hanover had approximately US$8.6 billion of total assets and approximately US$2.5 billion of shareholders’ equity.

9.	Financing of the Acquisition and related expenses

The consideration payable by The Hanover under the terms of the Acquisition will be financed from the proceeds of a new bridge facility in an amount of up to US$180 million, which may be replaced by senior unsecured debt of up to US$250 million, with the balance of such consideration financed from existing cash and cash equivalents.

Members of The Hanover Group currently have financial strength ratings of A- (Standard and Poor’s), A3 (Moody’s), A- (Fitch) and A (A. M. Best & Company), and have at least a stable outlook with each of these rating agencies. The Hanover has discussed the Acquisition with its key credit rating agencies, and on the basis of the feedback received from these discussions, does not expect that its current financial strength ratings (as described above) will change as a result of the Acquisition.

Goldman Sachs International, as sole financial adviser to BidCo, has confirmed that it is satisfied that sufficient resources are available to BidCo to enable it to satisfy, in full, the cash consideration payable under the terms of the Acquisition.

10.	Management and employees

The Hanover has a high regard for the business, management and employees of Chaucer. Following completion of the Acquisition, it is The Hanover’s intention that Bob Stuchbery, Chief Executive of Chaucer, would continue to lead the Chaucer team within The Hanover’s organisation.

The Hanover has given assurances that if the Scheme becomes Effective, the existing employment rights, including pension rights, of the management and employees of Chaucer will be fully safeguarded. The Hanover has no plans to change Chaucer’s principal place of business or redeploy any of its fixed assets.

11.	Current Trading

On 18 March 2011, Chaucer released an announcement relating to its estimate of losses arising from 2010 New Zealand earthquake and Australian floods, of which the following is an extract:

“Chaucer, the specialist Lloyd’s insurance group, today announces that it has reduced its best estimate for claims arising from the 2010 New Zealand earthquake and Australian floods. Chaucer previously reported that its combined estimated total loss from these events would be approximately £24 million. However, following further assessment, Chaucer has updated this estimate to £17 million, a reduction of approximately £7 million.

In addition, Chaucer is also providing an initial loss estimate, based on an assumed industry loss of NZ$12 billion, of approximately £19 million for the 22 February 2011 Christchurch, New Zealand earthquake and £8 million for the January 2011 Australian floods.

These loss estimates are net of reinstatement premiums and reinsurance.”

On 18 April 2011, Chaucer released an announcement relating to its initial estimate of losses arising from the 2011 Japanese earthquake and resulting tsunami, of which the following is an extract:

“Chaucer Holdings PLC, the specialist Lloyd’s insurance group, today provides an initial assessment of its exposure to the Japanese earthquake and resulting tsunami on 11 March 2011.

While the ultimate cost is uncertain given the complexities of this event, based on a review of exposures in the affected areas, Chaucer expects total claims arising from the Japanese earthquake to range from £27.5 million—£35 million, net of reinstatement premiums and reinsurance. This is based on an estimated insured market loss of $20 billion—$30 billion.

Reported 2011 natural catastrophes to date have resulted in limited ceded reinsurance erosion and adequate protection remains in place for this and future events.

As a result of this and other recent natural catastrophe events, Chaucer is actively seeking an improvement in terms and conditions across the majority of its business classes with a marked rise sought for catastrophe exposed business. With two thirds of Syndicate 1084’s premium income still to be written for the 2011 year of account, Chaucer expects that the majority of this business will be written at improved terms.

As previously announced, Chaucer does not expect any significant insured loss to arise in respect of Nuclear Syndicate 1176.”

12.	Chaucer Share Schemes

Appropriate proposals will be made to the holders of options and awards under the Chaucer Share Schemes in accordance with Rule 15 of the Code.

13.	Implementation Agreement

The Hanover Parties and Chaucer have entered into the Implementation Agreement in relation to the implementation of the Acquisition and related matters. It contains certain assurances and confirmations between the parties, including provisions to implement the Scheme on a timely basis, to co-operate with each other to ensure the satisfaction of the Conditions and undertakings regarding the conduct of Chaucer prior to termination of the Implementation Agreement for so long as the Chaucer Board continues to recommend the Acquisition. Pursuant to the Implementation Agreement, Chaucer and The Hanover Parties have also agreed the following:

Break Fee

If any of the following events occur, Chaucer shall pay to The Hanover the Break Fee:

•

the Scheme or the Offer, as the case may be, is withdrawn or lapses and, before that time, an Alternative Proposal is announced which Alternative Proposal subsequently becomes or is declared wholly unconditional, becomes effective or is otherwise completed before or within 12 months of the date on which the Scheme, or the Offer, is withdrawn or lapses;

•

whether the Acquisition is being implemented by means of the Scheme or the Offer, the Board of Chaucer does not unanimously and without qualification recommend that Chaucer Shareholders vote in favour of the Scheme Resolution and the Chaucer General Meeting

Resolutions or accept the Offer, as the case may be, or, having made such a recommendation the Board of Chaucer (or any committee of such Board) at any time withdraws, or adversely modifies, or qualifies such recommendation or Chaucer or the Chaucer Directors fail to take all appropriate and necessary steps or fail to comply in any material respect with its or their obligations to implement the Scheme or the Offer, as the case may be; or

•

the Chaucer General Meeting Resolutions required to implement the Scheme and the Acquisition and/or the Scheme Resolution are not passed by the requisite majorities and the Scheme is subsequently withdrawn, is not implemented or lapses.

Non-solicitation

Chaucer has undertaken that it shall not, and shall procure that no other member of the Chaucer Group nor any director, employee, adviser or agent of it or them shall, on its behalf, initiate, solicit or (save to the extent required by the Code or in the proper exercise of the fiduciary duties of the Chaucer Directors) enter into or continue any discussion for the purposes of procuring, or in relation to, an Alternative Proposal. For the avoidance of doubt, nothing shall prevent any member of the Chaucer Group nor any director, employee, adviser or agent of it from responding to (including discussing with and/or facilitating consideration by the Directors of) any Alternative Proposal from a bona fide third party offeror or potential third party offeror at a price or indicative price which represents at least a ten per cent. premium to the value of the Acquisition (as may be amended) where the Chaucer Directors determine in good faith on the advice of external counsel that the failure to do so would be in breach of their fiduciary duties or duties under the Code.

Chaucer has undertaken that it shall inform The Hanover in the event that it or any of its Directors, officers, agents or other advisers receives, on its behalf, an approach (whether or not from a third party which has previously made an approach) regarding any Alternative Proposal and shall inform The Hanover of all the material terms of such approach and keep The Hanover fully informed of any material changes to the terms of such approach.

Chaucer has undertaken, following receipt of any approach which could lead to an Alternative Proposal, to notify The Hanover Parties in the event that the Chaucer Board determines that its recommendation should not be given or should be withdrawn, modified or qualified, and not to withdraw, modify or qualify its recommendation until 48 hours after such notification, in order to provide the opportunity for The Hanover Parties to consider whether to revise the Scheme or the Offer (as the case may be), or exercise their rights to implement the Acquisition by means of an Offer.

The aforementioned undertakings by Chaucer shall cease and determine if The Hanover Parties, having been notified of an Alternative Proposal, fail to revise the Scheme or the Offer (as the case may be) to increase the consideration per Chaucer Share to an effective consideration per Chaucer Share which is equal to or greater than that provided under the Alternative Proposal.

Termination

The Implementation Agreement may terminate in certain circumstances, including in the event that:

•	the Acquisition is not effective on or before the Long-Stop Date;

•	any Condition becomes incapable of satisfaction or is invoked so as to cause the Acquisition not to proceed in circumstances where such invocation is in accordance with the Code;

•	an Alternative Proposal becomes or is declared wholly unconditional or is completed;

•	the parties agree in writing; or

•	the Acquisition lapses, is withdrawn or otherwise ceases to be capable of becoming effective or becomes or is declared wholly unconditional (as applicable) in accordance with the Code.

14.	Acquisition structure

It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement between Chaucer and the Scheme Shareholders under Part 26 of the Companies Act. The purpose of the Scheme is to provide for BidCo, a wholly-owned subsidiary of The Hanover, to become the owner of the whole of the issued ordinary share capital of Chaucer. The procedure will involve, among other things, an application by Chaucer to the Court to sanction the Scheme and confirm the cancellation of all Scheme Shares, in consideration for which the Scheme Shareholders will receive cash on the basis set out in section 2 above.

The implementation of the Scheme will be subject to the Conditions and further terms set out in Appendix I and to be set out in the Scheme Circular, and will only become Effective if, amongst other things, the following events occur on or before the Long-Stop Date:

(a)	the Scheme is approved by a majority in number representing not less than three-fourths in value of the Scheme Shareholders (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting;

(b)	all resolutions necessary to approve and implement the Scheme are duly passed by the requisite majority or majorities at the Chaucer General Meeting or at any adjournment of the Chaucer General Meeting (including the Chaucer General Meeting Resolutions); and

(c)	the Scheme is sanctioned (with or without modification, but subject to any such modification, if material in the context of the Acquisition, being reasonably acceptable to The Hanover), and the Reduction of Capital is confirmed, by the Court; and: (i) a copy of the Scheme Order and the Reduction Order and of the minute confirming the Reduction is delivered to the Registrar; and (ii) the Reduction Order is registered by the Registrar.

Upon the Scheme becoming Effective: (i) the Scheme will be binding on all Scheme Shareholders (irrespective of whether or not they attended or voted at the Court Meeting and/or the Chaucer General Meeting); (ii) Chaucer will become an indirect wholly-owned subsidiary of The Hanover; and (iii) share certificates in respect of the Chaucer Shares will cease to be valid and entitlements to Chaucer Shares held within CREST will be cancelled.

Further details of the Scheme will be contained in the Scheme Circular, which is expected to be posted to Chaucer Shareholders in or around mid-May 2011.

The Hanover reserves the right, subject to the prior consent of the Panel, to elect to implement the acquisition of the Chaucer Shares by way of a takeover offer (as such term is defined in section 979 of the Companies Act). In such event, such takeover offer will be implemented on the same terms (subject to appropriate amendments as described in section 1.6 of Appendix I), so far as applicable, as those which would apply to the Scheme. Furthermore, if sufficient acceptances of such offer are received and/or sufficient Chaucer Shares are otherwise acquired, it is the intention of The Hanover to apply the provisions of section 979 of the Companies Act to acquire compulsorily any outstanding Chaucer Shares to which such offer relates.

15.	Suspension and delisting

It is intended that dealings in Chaucer Shares will be suspended at 5.00 p.m. on the Business Day immediately preceding the Effective Date, and that The Hanover will procure that Chaucer applies to the London Stock Exchange to cancel the admission to trading of the Chaucer Shares on the London Stock Exchange’s main market for listed securities and to the UK Listing Authority to cancel the listing of the Chaucer Shares on the Official List, subject to applicable rules and requirements of the London Stock Exchange, such cancellations to take effect shortly after the Scheme Effective Date.

16.	Disclosure of interests in Chaucer

Save for the irrevocable undertakings referred to in paragraph 6 above and as disclosed below, as at the close of business on 18 April 2011 (the latest practicable date prior to the date of this announcement), neither The Hanover, nor any of the directors of The Hanover or any member of The Hanover Group, nor, so far as The Hanover Directors are aware, any person acting in concert with The Hanover for the purposes of the Acquisition, has any interest in, right to subscribe for, or has borrowed or lent any Chaucer Shares or securities convertible or exchangeable into Chaucer Shares (including pursuant to any long exposure, whether conditional or absolute, to changes in the prices of securities) or right to subscribe for or purchase the same or holds any options (including traded options) in respect of or has any right to acquire any Chaucer Shares or derivatives referenced to Chaucer Shares (“Chaucer Securities”), nor does any such person have any short position (whether conditional or absolute and whether in the money or otherwise) including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery in relation to Chaucer Securities.

As at close of business on 18 April 2011, being the latest practicable date prior to the date of this announcement, the following interest was disclosable by Goldman, Sachs & Co:

•	Securities borrowed: 40,872 Chaucer Shares (0.01 per cent. of Chaucer’s existing issued share capital); and

•

Securities lent (including securities subject to a security financial collateral arrangement with right of use or a title transfer collateral arrangement): 40,872 Chaucer Shares (0.01 per cent. of Chaucer’s existing issued share capital).

17.	Expected timetable

The Scheme Circular containing further details of the Scheme will be despatched to Chaucer Shareholders, and, for information only, to participants in the Chaucer Share Schemes as soon as practicable and, in any event, within 28 days of the date of this announcement, unless otherwise agreed with the Panel. The Scheme Circular will include the notices of the Court Meeting and the Chaucer General Meeting, together with the anticipated timetable, and will specify the necessary actions to be taken by Chaucer Shareholders. It is expected that the Scheme Circular will be posted in or around mid-May 2011 and that the Court Meeting and Chaucer General Meeting will be held in or around early June 2011. Subject to the satisfaction or waiver of the Conditions as set out in Appendix I to this announcement, the Scheme is expected to become Effective in or around early July 2011.

18.	General

The Acquisition will be governed by English law and will be subject to the applicable requirements of the Code, the Panel and the London Stock Exchange.

Your attention is drawn to the further information contained in the Appendices which form part of, and should be read in conjunction with, this announcement.

Appendix I to this announcement contains the terms of and conditions to the Acquisition.

Appendix II to this announcement sets out the bases and sources of certain of the information contained in this announcement.

Appendix III to this announcement contains certain details relating to the irrevocable undertakings and the letter of intent received by The Hanover.

Appendix IV to this announcement contains definitions of certain terms used in this announcement.

This summary should be read in conjunction with, and is subject to, the full text of the following announcement and the Appendices.

Enquiries

The Hanover

Oksana Lukasheva, Investor Relations	Tel: +1 508 855 1000
Michael Buckley, Media Relations

Goldman Sachs International	Tel: +44 (0) 20 7774 1000
(Sole financial adviser to The Hanover)
Tom Vandever
Nimesh Khiroya

Chaucer	Tel: +44 (0) 20 7397 9700

Martin Gilbert, Chairman
Bob Stuchbery, Chief Executive

Kinmont	Tel: +44 (0) 20 7087 9100
(Joint financial adviser to Chaucer)
John O’Malley
Mat Thackery

Willis Capital Markets & Advisory	Tel: +44 (0) 20 3124 6000
(Joint financial adviser to Chaucer)
Michiel Bakker

John Philipsz

Numis Securities Limited	Tel: +44 (0) 20 7260 1000
(Corporate broker to Chaucer)
Oliver Hemsley
Charles Farquhar

Citigate Dewe Rogerson	Tel: +44 (0) 20 7638 9571
(PR adviser to Chaucer)
Justin Griffiths
Sarah Gestetner

This announcement is not intended to and does not constitute, or form part of, any offer to sell or subscribe for or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities of Chaucer in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Circular, which will contain the full terms and conditions of the Acquisition, including details of how to vote in favour of the Acquisition. Any vote in respect of the Acquisition should be made only on the basis of information in the Scheme Circular. Chaucer Shareholders are advised to read the formal documentation in relation to the Acquisition carefully, once it has been dispatched.

Whether or not certain Chaucer Shares are voted at the Court Meeting or the Chaucer General Meeting, if the Scheme becomes Effective, those Chaucer Shares will be cancelled pursuant to the Scheme in return for the payment of 53.3 pence in cash per Chaucer Share.

Goldman Sachs International, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for The Hanover and BidCo and for no-one else in connection with the Acquisition and will not be responsible to any person other than The Hanover and BidCo for providing the protections afforded to clients of Goldman Sachs International, nor for providing advice in relation to the Acquisition or any other matters referred to herein.

Kinmont, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Chaucer and for no-one else in connection with the Acquisition and will not be responsible to any person other than Chaucer for providing the protections afforded to clients of Kinmont, nor for providing advice in relation to the Acquisition or any other matters referred to herein.

Willis Capital Markets & Advisory, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Chaucer and for no-one else in connection with the Acquisition and will not be responsible to any person other than Chaucer for providing the protections afforded to clients of Willis Capital Markets & Advisory, nor for providing advice in relation to the Acquisition or any other matters referred to herein.

Numis, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Chaucer and for no-one else in connection with the Acquisition and will not be responsible to any person other than Chaucer for providing the protections afforded to clients of Numis, nor for providing advice in relation to the Acquisition or any other matters referred to herein.

Notice to US holders of Chaucer Shares

The Scheme relates to the shares of an English company that is a “foreign private issuer” as defined under Rule 3b-4 under the US Exchange Act and will be governed by English law. Neither the proxy solicitation rules nor the tender offer rules under the US Exchange Act will apply to the Scheme. Moreover, the Scheme will be subject to the disclosure requirements and practices applicable in the UK to schemes of arrangement, which differ from the disclosure requirements of the US proxy solicitation rules and tender offer rules. Financial information included or referred to in this announcement or the Scheme Circular, or which may be incorporated by reference into the Scheme Circular, has been or will have been prepared in accordance with accounting standards applicable in the UK that may not be comparable to the accounting standards applicable to financial statements of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US. If The Hanover elects to implement the acquisition of the Chaucer Shares by way of an Offer, the Offer will be made in compliance with applicable securities laws and regulations.

Chaucer is organised under the laws of England. The majority of the officers and directors of Chaucer are residents of countries other than the United States. It may not be possible to sue Chaucer in a non-US court for violations of US securities laws. It may be difficult to compel Chaucer and its respective affiliates to subject themselves to the jurisdiction and judgment of a US court.

In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the US Exchange Act, The Hanover or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase Chaucer Shares outside of the United States, other than pursuant to the Acquisition, until the date on which the Acquisition and/or Scheme becomes Effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the UK, will be reported to the Regulatory Information Service of the London Stock Exchange and will be available on the London Stock Exchange website at http://www.londonstockexchange.com/prices-and-news/pricesnews/home.htm.

Overseas Shareholders

The availability of the Acquisition or the distribution of this announcement to Chaucer Shareholders who are not resident in the United Kingdom may be affected by the laws of their relevant jurisdictions in which they are located or of which they are citizens. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Chaucer Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay. Further details in relation to overseas shareholders will be contained in the Scheme Circular.

Forward-looking statements

This announcement, oral statements made regarding the Acquisition and other information published by The Hanover and/or Chaucer or their respective affiliates may contain certain statements that are or may be forward-looking. These statements are based on the current expectations of the management of The Hanover and/or Chaucer (as applicable) and are naturally subject to uncertainty and changes in circumstances. The forward-looking statements contained herein may include statements about the expected effects of the Acquisition, the expected timing and scope of the Acquisition, anticipated earnings enhancements, estimated cost savings and other synergies, costs to be incurred in achieving synergies, potential disposals and other strategic options and all other statements in this announcement other than historical facts. Forward-looking statements include, without limitation, statements that typically contain words such as: “will”, “may”, “should”, “could”, “continue”, “believes”, “expects”, “intends”, “estimates”, “anticipates”, “aims”, “targets”, “plans” and “forecasts” or words of similar import. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the ability of the person making the statement to control or estimate precisely, such as future market conditions and the behaviour of other market participants. Other unknown or unpredictable factors could also cause actual results to differ materially from those in the forward looking statements. Therefore investors should not place undue reliance on such statements as a prediction of actual results. The Hanover and Chaucer and their respective affiliates assume no obligation and do not intend to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required pursuant to applicable law.

Responsibility

The Hanover Directors and the BidCo Directors (all of whose names will be set out in the Scheme Circular) accept responsibility for the information contained in this announcement relating to The Hanover, The

Hanover Group and themselves and their immediate families, related trusts and connected persons. To the best of the knowledge and belief of The Hanover Directors and the BidCo Directors (who have taken all reasonable care to ensure that such is the case), such information for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Chaucer Directors (all of whose names will be set out in the Scheme Circular) accept responsibility for the information contained in this announcement relating to Chaucer, the Chaucer Group and themselves and their immediate families, related trusts and connected persons. To the best of the knowledge and belief of the Chaucer Directors (who have taken all reasonable care to ensure that such is the case), such information for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information

Disclosure requirements

Under Rule 8.3(a) of the Code, any person who is, or becomes, “interested” (directly or indirectly) in one per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an “Opening Position Disclosure” following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified.

An “Opening Position Disclosure” must contain details of the person’s interests and short positions in, and rights to subscribe for, any “relevant securities” of each of (i) the offeree company and (ii) any paper offeror. An “Opening Position Disclosure” by a person to whom Rule 8.3(a) of the Code applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an “Opening Position Disclosure” must instead make a “Dealing Disclosure”.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in one per cent. or more of any class of “relevant securities” of the offeree company or of any paper offeror must make a “Dealing Disclosure” if the person deals in any “relevant securities” of the offeree company or of any paper offeror. A “Dealing Disclosure” must contain details of the “dealing” concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8 of the Code. A “Dealing Disclosure” by a person to whom Rule 8.3(b) of the Code applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an “interest” in “relevant securities” of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3 of the Code.

“Opening Position Disclosures” must also be made by the offeree company and by any paper offeror and “Dealing Disclosures” must also be made by the offeree company, by any paper offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4 of the Code).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0) 20 7638 0129.

Terms in quotation marks are defined in the Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8 of the Code, you should contact an independent financial adviser authorised by the FSA under FSMA or consult the Panel’s website at www.thetakeoverpanel.org.uk or contact the Panel on telephone number +44 (0) 20 7638 0129.

Publication on website

A copy of this announcement will be available free of charge on Chaucer’s website at http://www.chaucerplc.com, and on The Hanover’s website at http://www.hanover.com, by no later than 12.00 p.m. (London time) on 21 April 2011.

APPENDIX I

CONDITIONS AND CERTAIN FURTHER TERMS OF THE ACQUISITION

1.	Conditions of the Acquisition

1.1	The Acquisition will be conditional upon the Scheme becoming unconditional and becoming effective by no later than the Long-Stop Date.

1.2	The Scheme will be conditional upon:

(a)	its approval by a majority in number representing not less than three-fourths in value of the Scheme Shareholders (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting;

(b)	all resolutions necessary to approve and implement the Scheme being duly passed by the requisite majority or majorities at the Chaucer General Meeting or at any adjournment of the Chaucer General Meeting (including the Chaucer General Meeting Resolutions); and

(c)	the sanction of the Scheme with or without modification (but subject to any such modification, if material in the context of the Acquisition, being reasonably acceptable to The Hanover), the confirmation of the Reduction of Capital by the Court and:

(i)	the delivery of a copy of the Scheme Order and the Reduction Order and of the minute confirming the Reduction of Capital to the Registrar; and

(ii)	the registration of the Reduction Order by the Registrar.

1.3	In addition, The Hanover and Chaucer have agreed that the Acquisition will be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme effective will not be taken unless the following Conditions (as amended if appropriate) have been satisfied or, where relevant, waived:

(a)	the FSA having given notice in writing under section 189(4) of FSMA, in terms reasonably satisfactory to The Hanover, of its approval (or being treated as having given its approval by virtue of section 189(6) of FSMA) in respect of any acquisition of or increase in control (as defined in sections 181 and 182 of FSMA) over any member of the Wider Chaucer Group which is a UK authorised person (as defined in section 191G(1) of FSMA), which in either case would take place as a result of the Acquisition or its implementation;

(b)

Lloyd’s having given its consent in writing under section 12 of the Lloyd’s Membership Byelaw or section 43 of the Lloyd’s Underwriting Byelaw (as the case may be), in terms reasonably satisfactory to The Hanover, in respect of any change in the controller of any member of the Wider Chaucer Group which is a corporate member or a managing agent of Lloyd’s which would take place as a result of the Acquisition or its implementation;

(c)	the written notification by Lloyd’s of London (Asia) Pte. Ltd. to the Monetary Authority of Singapore under Regulation 18(4) of the Insurance (Lloyd’s Asia Scheme) Regulations (the “Regulations”) at least 14 days before and in respect of the change in beneficial ownership of Chaucer Singapore Pte. Ltd, a service company registered with Lloyd’s of London (Asia) Pte. Ltd. under Regulation 6 of the Regulations, which would take place as a result of the Acquisition or its implementation;

(d)	in so far as the Acquisition constitutes, or is deemed pursuant to Article 4(5) of Council Regulation 139/2004/EC (the “Regulation”) to constitute a concentration with a Community dimension within the scope of the Regulation, the European Commission taking a decision, under Article 6(1)(b) of the Regulation or being deemed to have taken such a decision by operation of Article 10(6) of the Regulation, in terms satisfactory to The Hanover, that the proposed acquisition of Chaucer by The Hanover, or any matter arising therefrom, is compatible with the common market;

(e)	in the event that a request under Article 9(2) of the Regulation has been made by a European Union or EFTA state, the European Commission indicating, in terms satisfactory to The Hanover, that it does not intend to refer the proposed acquisition, or any aspect of the proposed acquisition, to a competent authority of such state in accordance with Article 9(3)(b) of the Regulation;

(f)	in the event of a referral of the proposed Acquisition, or any aspect of the proposed Acquisition, to a competent authority of a European Union or EFTA state in accordance with Article 9(3)(b) of the Regulation, and in the event that The Hanover waives, in whole or in part, Condition (e) above in relation to such referral, such competent authority adopting a decision or providing such other indication of its position as shall be satisfactory to The Hanover;

(g)	no indication having been made that a European Union or EFTA state may take any measure pursuant to Article 21(4) of the Regulation in relation to the Acquisition or any aspect of the implementation of the Acquisition;

(h)	to the extent that the proposed Acquisition does not fall within the scope of the Regulation:

(i)	it being established, in terms reasonably satisfactory to The Hanover, that neither the proposed Acquisition nor any matter arising from or relating to the proposed Acquisition will be referred to the UK Competition Commission for investigation; and

(ii)

the relevant four week period within which an application for review of any decision not to refer the proposed Acquisition to the UK Competition Commission may be made to the Competition Appeal Tribunal (the “CAT”) having expired without such an application having been made or, where any such application or applications has or have been made, that application or all those applications having been dismissed by the CAT and it being established in terms reasonably satisfactory to The Hanover that no further appeal has been or will be made against any relevant ruling of the CAT; and

(iii)	it being established, in terms reasonably satisfactory to The Hanover, that no request has been made to the European Commission by the competent authorities of one or more Member States under Article 22(1) of the Regulation for the European Commission to examine the proposed Acquisition or any matter arising from or relating to the proposed Acquisition;

(i)	all necessary notifications and filings having been made and all applicable waiting periods (including any extensions thereof) under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the rules and regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Acquisition (including, without limitation, to its implementation and financing) and the acquisition or the proposed acquisition of any shares or other securities in, or control of, Chaucer by any member of the Wider Hanover Group;

(j)	no Third Party having decided to take, institute, implement or threaten any action proceeding, suit, investigation, enquiry or reference, or having required any action to be taken or otherwise having done anything or having enacted, made or proposed any statute, regulation, decision, order or change to published practice and there not continuing to be outstanding any statute, regulation, decision or order which would or might reasonably be expected to:

(i)	make the Acquisition, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of any member of the Wider Chaucer Group by any member of the Wider Hanover Group void, illegal and/or unenforceable under the laws of any relevant jurisdiction, or otherwise directly or indirectly prevent, prohibit, or restrain, restrict, delay or otherwise interfere with the implementation of, or impose additional material conditions or obligations with respect to, or otherwise impede, challenge, interfere or require amendment of the Acquisition or the acquisition of any shares or other securities in, or control or management of Chaucer by, any member of the Wider Hanover Group to an extent which in any case is material in the context of the Wider Chaucer Group taken as a whole or in the context of the Acquisition;

(ii)

require, prevent or delay the divestiture or alter the terms envisaged for such divestiture by any member of the Wider Hanover Group or by any member of the Wider Chaucer Group of all or any part of their businesses, assets or property or impose any limitation on the ability of all or any of them to conduct their businesses (or any part thereof) or to own, control or manage any of their assets or properties (or any part thereof), to an extent which is material in the context of the Chaucer Group taken as a whole or in the context of the Acquisition;

(iii)	impose any limitation on, or result in a delay in, the ability of any member of the Wider Hanover Group directly or indirectly to acquire or hold or to exercise effectively all or any rights of ownership in respect of shares or other securities in Chaucer (or any member of the Wider Hanover Group) or on the ability of any member of the Wider Hanover Group directly or indirectly to hold or exercise effectively any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise management control over, any member of the Wider Chaucer Group, in each case to an extent which is material in the context of The Hanover Group taken as a whole or in the context of the Acquisition;

(iv)	other than pursuant to the implementation of the Acquisition, require any member of the Wider Hanover Group or the Wider Chaucer Group to acquire or offer to acquire any shares, other securities (or the equivalent) or interest in any member of the Wider Chaucer Group or any asset owned by any third party, which in any case is material in the context of the Wider Chaucer Group or the Wider Hanover Group, in each case taken as a whole;

(v)	require, prevent or delay a divestiture by any member of the Wider Hanover Group of any shares or other securities (or the equivalent) in any member of the Wider Chaucer Group to an extent which is material in the context of the Wider Chaucer Group taken as a whole or in the context of the Acquisition;

(vi)	result in any member of the Wider Chaucer Group ceasing to be able to carry on business under any name under which it presently carries on business, to an extent which is material in context of the Chaucer Group taken as a whole or in the context of the Acquisition;

(vii)	impose any material limitation on the ability of any member of the Wider Hanover Group or any member of the Wider Chaucer Group to conduct, integrate or co-ordinate all or any part of their respective businesses with all or any part of the business of any other member of the Wider Hanover Group and/or the Wider Chaucer Group in a manner which is adverse to and material in the context of the Wider Hanover Group and/or the Wider Chaucer Group, in each case taken as a whole, or in the context of the Acquisition;

(viii)	otherwise adversely affect the business, assets, value, profits, prospects or operational performance of any member of the Wider Hanover Group or any member of the Wider Chaucer Group in a manner which is adverse to and material in the context of the Wider Hanover Group and/or the Wider Chaucer Group, in each case taken as a whole, or in the context of the Acquisition, and all applicable waiting and other time periods (including any extensions thereof) during which any such Third Party could decide to take, institute, implement or threaten any such action, proceedings, suit, investigation, enquiry or reference or take any other step under the laws or any jurisdiction in respect of the Acquisition or the acquisition or proposed acquisition of any Chaucer Shares or otherwise intervene having expired, lapsed, or been terminated;

(k)	all notifications, filings or applications which are necessary or which are deemed by The Hanover acting reasonably to be appropriate having been made in connection with the Acquisition and all necessary waiting and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with and all authorisations necessary or appropriate in any jurisdiction for or in respect of the Acquisition or the acquisition or proposed acquisition of any shares or other securities in, or control of, any member of the Chaucer Group by any member of the Wider Hanover Group having been obtained in terms and in a form reasonably satisfactory to The Hanover from any such regulator or body and all such authorisations necessary or appropriate to carry on the business of any member of the Chaucer Group in any jurisdiction having been obtained in each case where the direct consequence of a failure to make such notification, filing or application or to wait for the expiry, lapse or termination of any such waiting or other time period or to comply with such obligation or obtain such authorisation would be unlawful in any relevant jurisdiction or have a materially adverse effect on the Chaucer Group, any member of the Wider Hanover Group or the ability of The Hanover to implement the Acquisition and all such authorisations remaining in full force and effect at the time at which the Scheme becomes effective and there being no notice or intimation of an intention to revoke, suspend, restrict, modify or not to renew such authorisations;

(l)	save as fairly disclosed in Chaucer’s annual report and accounts for the year ended 31 December 2010 or as otherwise publicly announced by Chaucer in accordance with the Listing Rules or the Disclosure Rules and Transparency Rules prior to the close of business on 19 April 2011 or as otherwise fairly disclosed in writing by Chaucer to The Hanover prior to the close of business on 19 April 2011, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Chaucer Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, which in consequence of the Acquisition or the proposed acquisition of any shares or other securities in Chaucer or because of a change in the control or management of Chaucer or otherwise, could or might reasonably be expected to result in to an extent which is material in the context of the Wider Chaucer Group as a whole:

(i)

any monies borrowed by or any other indebtedness (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)	any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or modified or affected or any onerous obligation or liability arising or any action being taken or arising thereunder;

(iii)	any assets or interests of any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged otherwise than, in any such case, in the ordinary course of business;

(iv)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member;

(v)	the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(vi)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(vii)	any such member ceasing to be able to carry on business under any name under which it presently does so; or

(viii)	the creation of any liability, actual or contingent, by any such member other than in the ordinary course,

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Chaucer Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, would be reasonably likely to result in any of the events or circumstances as are referred to in subparagraphs (i) to (viii) of this Condition in any case where it would be material in the context of the Wider Chaucer Group taken as a whole;

(m)	save as provided in paragraphs 1.3(a), (b), (c) and (i), all consents, licences, confirmations, clearances and permissions or approvals from any person with whom any member of the Wider Chaucer Group has entered into contractual arrangements that are required in connection with, or as a consequence of, the Acquisition or its implementation, the absence of which is considered by The Hanover acting reasonably to be capable of having a material adverse effect on the business of the Chaucer Group having been granted in terms satisfactory to The Hanover;

(n)	save as fairly disclosed in Chaucer’s annual report and accounts for the year ended 31 December 2010 or as otherwise publicly announced by Chaucer in accordance with the Listing Rules or the Disclosure Rules and Transparency Rules prior to the close of business on 19 April 2011 or as fairly disclosed in writing by Chaucer to The Hanover prior to the close of business on 19 April 2011, no member of the Wider Chaucer Group having, since 31 December 2010:

(i)	save as between Chaucer and wholly-owned subsidiaries of Chaucer or for Chaucer Shares issued pursuant to the exercise of options granted under the Chaucer Share Option Schemes, issued, authorised or proposed the issue of additional shares of any class;

(ii)	save as between Chaucer and wholly-owned subsidiaries of Chaucer or for the grant or on the exercise of options under the Chaucer Share Option Schemes, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)	other than to another member of the Chaucer Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(iv)	save for intra-Chaucer Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business;

(v)	save for intra-Chaucer Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital;

(vi)	issued, authorised or proposed the issue of any debentures or (save for intra-Chaucer Group transactions), save in the ordinary course of business, incurred or increased any indebtedness or become subject to any material contingent liability;

(vii)	save for intra-Chaucer Group transactions, purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital;

(viii)

implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business or entered into or changed the terms of any contract with any director or senior executive, in any case to an extent which is materially adverse in the context of the Wider Chaucer Group taken as a whole;

(ix)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any material contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could be materially restrictive on the businesses of any member of the Wider Chaucer Group or the Wider Hanover Group or which involves or could involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business and which is material in the context of the Wider Chaucer Group taken as a whole;

(x)	(other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(xi)	entered into any contract, transaction or arrangement which would be restrictive on the business of any member of the Wider Chaucer Group or the Wider Hanover Group other than to a nature and extent which is normal in the context of the business concerned;

(xii)	other than in respect of intra-Chaucer Group capital contributions or capitalisations, waived or compromised any claim otherwise than in the ordinary course of business and which is material in the context of the Wider Chaucer Group taken as a whole;

(xiii)	entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any acquisition (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition;

(xiv)	made or agreed or consented to any change to:

(A)	the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider Chaucer Group for its directors, employees or their dependents;

(B)	the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

(C)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(D)	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made; or

(xv)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Chaucer Group;

(o)	except as disclosed in the accounts for the year then ended, or publicly announced in accordance with the Listing Rules or the Disclosure Rules and Transparency Rules by Chaucer prior to the close of business on 19 April 2011 or as fairly disclosed in writing by Chaucer to The Hanover or where not material in the context of the Wider Chaucer Group taken as a whole, since 31 December 2010:

(i)	no material adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider Chaucer Group taken as a whole;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Chaucer Group is or is likely to become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider Chaucer Group having been instituted, announced or threatened by or against or remaining outstanding in respect of any member of the Wider Chaucer Group which in any such case might reasonably be expected to have a material adverse effect on the Wider Chaucer Group;

(iii)	no contingent or other liability having arisen or become apparent to The Hanover which would be reasonably likely to adversely affect any member of the Wider Chaucer Group to an extent which is material in the context of the Wider Chaucer Group taken as a whole; and

(iv)	no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Chaucer Group which is necessary for the proper carrying on of its business and which is material in the context of the Wider Chaucer Group taken as a whole;

(p)	save as fairly disclosed in Chaucer’s annual report and accounts for the year ended 31 December 2010 or as otherwise publicly announced in accordance with the Listing Rules by Chaucer prior to the close of business on 19 April 2011 or as otherwise fairly disclosed in writing by Chaucer to The Hanover prior to that date, The Hanover not having discovered:

(i)	that any financial, business or other information concerning the Wider Chaucer Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider Chaucer Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading, which in any case is material in the context of the Wider Chaucer Group taken as a whole;

(ii)	that any member of the Wider Chaucer Group, or any partnership, company or other entity in which any member of the Wider Chaucer Group has a significant economic interest and which is not a subsidiary undertaking of Chaucer is subject to any liability (contingent or otherwise) which is not disclosed in the annual report and accounts of Chaucer, for the year ended 31 December 2010 and which in any case is material in the context of the Wider Chaucer Group taken as a whole; or

(iii)	any information which affects the import of any information disclosed at any time by or on behalf of any member of the Wider Chaucer Group and which is material in the context of the Wider Chaucer Group taken as a whole; and

(q)	The Hanover not having discovered that:

(i)	any past or present member of the Wider Chaucer Group has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) on the part of any member of the Wider Chaucer Group and which is material in the context of the Wider Chaucer Group taken as a whole; or

(ii)	there is, or is likely to be, for that or any other reason whatsoever, any liability (actual or contingent) of any past or present member of the Wider Chaucer Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider Chaucer Group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction and which is material in the context of the Wider Chaucer Group taken as a whole.

1.4	The Hanover reserves the right to waive, in whole or in part, all or any of the Conditions set out in paragraphs 1.3(c) to 1.3(h) (inclusive) and 1.3(j) to (q) (inclusive) above. The Hanover shall be under no obligation to waive or treat as fulfilled any of the Conditions set out in paragraphs 1.3(c) to 1.3(h) (inclusive) and 1.3(j) to (q) (inclusive) above by a date earlier than the date specified in the Condition set out in paragraph 1.1 for the fulfilment thereof, notwithstanding that other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

1.5	If The Hanover is required by the Panel to make an offer for Chaucer Shares under the provisions of Rule 9 of the Code, The Hanover may make such alterations to any of the above Conditions as are necessary to comply with the provisions of that Rule however, for the avoidance of doubt, no alteration may be made by The Hanover to the Conditions contained in paragraphs 1.3(a), (b) or (i) where such alteration would be likely to constitute a breach of any applicable law or regulation by Chaucer or any member of the Chaucer Group.

1.6	The Hanover reserves the right to elect (with the consent of the Panel) to implement the Acquisition by way of a takeover offer (as defined in Part 28 of the Companies Act) as it may determine in its absolute discretion. In such event, such offer will be implemented on the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments to reflect the change in method of effecting the Acquisition and (subject to the requirements of the Panel and the Code and for so long as the Chaucer Board continues to recommend the Acquisition in accordance with the terms of the Implementation Agreement) an acceptance condition set at 90 per cent. (or such lesser percentage, being more than 50 per cent., as The Hanover may, subject to the Code and with the consent of the Panel, elect): (i) in nominal value of the shares to which such offer relates; (ii) of the voting rights attached to those shares; and (iii) of the voting rights normally exercisable at a general meeting of Chaucer, including, for this purpose, any such voting rights attaching to Chaucer Shares that are unconditionally allotted or issued before the takeover offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise.

1.7	The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

1.8	This Acquisition will be governed by English law and be subject to the jurisdiction of the English courts and to the Conditions set out in this announcement and in the formal Scheme Circular. The Acquisition will comply with the applicable rules and regulations of the Financial Services Authority, the London Stock Exchange and the Code.

2.	Certain further terms of the Acquisition

2.1

Chaucer Shares, which will be acquired under the Acquisition, will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this announcement, save for the Final Dividend.

APPENDIX II

SOURCES OF INFORMATION AND BASES OF CALCULATION

In this announcement:

(a)	As at the close of business on 19 April 2011, being the last Business Day prior to the date of this announcement, Chaucer had in issue 548,091,645 Chaucer Shares. The International Securities Identification Number for Chaucer Shares is GB0000293950.

(b)	The value of approximately £313 million attributed to the fully-diluted share capital of Chaucer is based upon the 548,091,645 Chaucer Shares in issue on 19 April 2011, and the 10,141,072 Chaucer Shares which may be issued based on the expected vesting of awards under all Chaucer Share Schemes if the Acquisition becomes Effective, including pursuant to the determination of Chaucer’s Remuneration Committee. The value attributed to the fully diluted share capital includes the Final Dividend of 2.7 pence per Chaucer Share.

(c)	The Acquisition Price and Final Dividend together imply a multiple of 1.09x Chaucer’s reported net tangible assets as at 31 December 2010. This is based on Chaucer’s audited net tangible assets as at 31 December 2010, of £285.8 million, and Chaucer’s fully-diluted share capital as detailed in paragraph (b) of this Appendix II.

(d)	The Acquisition Price and Final Dividend together imply a multiple of 1.26x Chaucer’s adjusted net tangible assets as at 31 December 2010. This is based on Chaucer’s reported net tangible assets as at 31 December 2010 as disclosed in paragraph (c) of this Appendix II, as adjusted to reflect the after-tax effect of the estimated losses detailed in paragraph 11 of this announcement. The pro forma multiple of 1.26x does not account for other trading during the period since 31 December 2010.

(e)	The value of approximately US$510 million attributed to the issued and to be issued share capital of Chaucer is based upon a US$ / £ exchange rate of 1.63 as of 19 April 2011.

(f)	Unless otherwise stated, financial information relating to The Hanover Group has been extracted or derived (without any adjustment) from The Hanover’s current report on Form 10-K for the year ended 31 December 2010, filed with the US Securities and Exchange Commission on 24 February 2011, and The Hanover’s earnings results investor presentation for the quarter ended 31 December 2010, filed with the US Securities and Exchange Commission on 10 February 2011.

(g)	Unless otherwise stated, financial information relating to the Chaucer Group has been extracted or derived (without any adjustment) from Chaucer’s 2010 annual report and accounts published on 5 April 2011, and Chaucer’s press releases published via Regulatory Information Service on 18 April 2011 and 18 March 2011.

(h)	Unless otherwise stated, all prices and closing prices for Chaucer Shares are closing middle market quotations derived from the Daily Official List.

APPENDIX III

DETAILS OF IRREVOCABLE UNDERTAKINGS

Chaucer Directors

The following Chaucer Directors have given irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Chaucer General Meeting Resolutions at the Chaucer General Meeting in relation to the following Chaucer Shares:

Name	Number of Chaucer Shares*	Percentage of issued share capital of Chaucer
Robert Stuchbery	3,732,431	0.68%
Bruce Bartell	2,511,346	0.46%
Ken Curtis	733,341	0.13%
Robert Deutsch	350,000	0.06%
Martin Gilbert	247,581	0.05%
Richard Scholes	110,000	0.02%
Total	7,684,699	1.40%

*	These numbers include Chaucer Shares held by family members of the relevant director to which the irrevocable also relates.

These irrevocable undertakings given by the Chaucer Directors will cease to be binding if: (i) the Scheme Circular is not despatched to the Chaucer Shareholders on or before 18 May 2011 or such later time as may be agreed by the Panel (save that if The Hanover subsequently elects to proceed by way of a takeover offer under the Code, then such date shall be extended to a date which is 28 days after the date of the press announcement announcing the change in structure of the Acquisition); or (ii) the Scheme is not implemented by 31 October 2011, but otherwise remains binding in the event that a higher competing offer for Chaucer is made.

Other Chaucer Shareholders

Irrevocable undertakings

Certain of the Chaucer Shareholders have given irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Chaucer General Meeting Resolutions at the Chaucer General Meeting in relation to the following Chaucer Shares:

Name	Number of Chaucer Shares	Percentage of issued share capital of Chaucer
Aberdeen Asset Managers Limited (as discretionary investment manager on behalf of multiple clients)	9,172,536	1.67%
Artemis Investment Management LLP	14,320,469	2.61%
Henderson	9,466,368	1.73%

J O Hambro Capital Management Limited	14,000,000	2.55%
Moore Capital Management LP (acting on behalf of RH Moore LP)	13,000,000	2.37%
Toscafund Asset Management LLP	3,802,292	0.69%
Total	63,761,665	11.63%

These irrevocable undertakings, each of which only relate to such Chaucer Shares in respect of which the relevant entity has discretion to exercise voting rights (as shown in the above table), will cease to be binding if: (i) the Scheme Circular is not despatched to Chaucer Shareholders on or before 20 May 2011 (or on or before 19 May in the case of Moore Capital Management LP) or such later time as may be agreed by the Panel (save that if The Hanover subsequently elects to proceed by way of an Offer then such date shall be extended to a date which is 28 days after the date of the press announcement announcing the change in the structure of the Acquisition); (ii) the Scheme lapses or is withdrawn in accordance with its terms and BidCo publicly confirms that it does not intend to implement the Acquisition by way of an Offer; (iii) the Scheme has not become effective by 5.00 p.m. on 31 October 2011 (or such later time or date as agreed between BidCo and Chaucer); or (iv) an announcement is made by a third party before 5:00 p.m. on the fifth day after the date of the Scheme Circular of a firm intention to make an offer under Rule 2.5 of the Code (whether by way of takeover offer or a scheme of arrangement), for all of the issued and to be issued ordinary shares of Chaucer not already owned by it (or by persons acting in concert with it) which is not subject to any pre-conditions and which represents at least a 10 per cent. premium to the value of the Acquisition which, for the avoidance of doubt, shall include the Final Dividend payable to shareholders on the register on 6 May 2011 in an amount of 2.7 pence in cash for each Chaucer Share.

Aberforth Partners LLP has also given an irrevocable undertaking to vote in favour of the Scheme at the Court Meeting and the Chaucer General Meeting Resolutions at the Chaucer General Meeting, which will cease to be binding if: (i) the Scheme Circular is not despatched to Chaucer Shareholders within 28 days of this announcement; or (ii) an announcement is made in accordance with Rule 2.5 of the Code of a competing offer (whether or not made by way of an offer or a scheme of arrangement or otherwise) which represents, in Aberforth Partners LLP’s opinion at any time, a value of not less than 10 per cent. above the Acquisition Price and the Final Dividend per Chaucer Share.

As at close of business on 19 April 2011, Aberforth Partners LLP had the ability to control 23,202,178 Chaucer Shares (such shares being shares it manages on behalf of its clients and over which it is able to exercise discretionary and voting control), representing approximately 4.23 per cent. of the issued share capital of Chaucer.

BlackRock Investment Management (UK) Limited, acting as investment manager on behalf of clients who are beneficial owners or have other interests in Chaucer Shares, has also given an irrevocable undertaking to vote in favour of the Scheme at the Court Meeting and the Chaucer General Meeting Resolutions at the Chaucer General Meeting, which will cease to be binding if: (i) the Scheme Circular is not despatched to Chaucer Shareholders on or before 20 May 2011 or such later time as may be agreed by the Panel (save that if The Hanover subsequently elects to proceed by way of an Offer then such date shall be extended to a date which is 28 days after the date of the press announcement announcing the change in the structure of the Acquisition); (ii) the Scheme lapses or is withdrawn in accordance with its terms and BidCo publicly confirms that it does not intend to implement the Acquisition by way of a takeover offer; (iii) the Scheme has not become effective by 5.00 p.m. on 31 October 2011 (or such later time or date as agreed between BidCo and Chaucer); or (iv) an announcement is made by a third party, prior to the Scheme becoming effective, of a firm intention to make an offer under Rule 2.5 of the Code (whether by way of takeover offer or a scheme of arrangement), for all of the issued and to be issued ordinary shares of Chaucer not already owned by it (or by persons acting in concert with it) which represents at least a 10 per cent. premium to the value of the Acquisition (or Offer in the event The Hanover Parties should exercise their Right to Switch).

As at close of business on 19 April 2011, BlackRock Investment Management (UK) Limited had the ability to control 29,666,043 Chaucer Shares, representing approximately 5.41 per cent. of the issued share capital of Chaucer.

Letter of intent

Aberdeen Asset Managers Limited, as discretionary investment manager on behalf of multiple clients, has given a letter of intent to vote in favour of the Scheme Resolution and the Chaucer General Meeting Resolutions in relation to 4,996,109 Chaucer Shares, representing approximately 0.91 per cent. of the issued share capital of Chaucer.

APPENDIX IV

DEFINITIONS

The following definitions apply throughout this announcement unless otherwise stated or the context otherwise requires:

“Acquisition”	means the acquisition by BidCo, a wholly-owned subsidiary of The Hanover, of the entire issued and to be issued share capital of Chaucer pursuant to the Scheme (or (subject to the consent of the Panel) the Offer);

“Acquisition Price”	53.3 pence in cash for each Chaucer Share;

“Alternative Proposal”	means (a) any offer (construed in accordance with the Code and whether or not subject to pre-conditions), possible offer, proposal or indication of interest from, or on behalf of, any person other than The Hanover or any person acting in concert with The Hanover, with a view to such person, directly or indirectly, acquiring (in one transaction or a series of transactions) and when aggregated with any Chaucer Shares already held by such person and any person acting in concert with such person (i) more than 30 per cent. of the Chaucer Shares or (ii) a material part of Chaucer’s business or assets or (b) the entering into, by any member of the Chaucer Group of, any transaction or series of transactions howsoever implemented that, in any case, would be reasonably likely to preclude, impede, delay or prejudice the implementation of the Acquisition;

“BidCo”	means 440 Tessera Limited, a company incorporated in England and Wales with registered number 7606589, and with its registered office at 25 Old Broad Street, London EC2N 1HQ;

“BidCo Directors”	means the directors of BidCo from time to time;

“Break Fee”	means the greater of (i) £2,975,380; and (ii) the maximum amount permitted by the Panel’s Practice Statement No. 23, dated 10 July 2008, as applicable as at the date of the occurrence of the relevant event, provided that, for the avoidance of doubt, to the extent such amount is determined by reference to the value of the Scheme or the Offer, it shall be determined by reference to any revision, variation, extension or renewal of the same, as at the date of the occurrence of the relevant event;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in London other than solely for trading and settlement in Euro;

“Chaucer”	means Chaucer Holdings Plc, a company incorporated in England and Wales with registered number 02847982, and with its registered office at Plantation Place, 30 Fenchurch Street, London EC3M 3AD;

“Chaucer Board” or “Chaucer Directors”	means the board of directors of Chaucer from time to time;

“Chaucer General Meeting”	means the general meeting of Chaucer to be convened in connection with the Acquisition to consider and, if thought fit, approve the Chaucer General Meeting Resolutions, including any adjournment of that meeting;

“Chaucer General Meeting Resolutions”	means the resolution or resolutions to be proposed at the Chaucer General Meeting for the purposes of, amongst other things, approving and implementing the Acquisition, the cancellation of the entire issued share capital of Chaucer, and certain amendments to the Articles of Association of Chaucer, together with such other matters as may be agreed between Chaucer and The Hanover as necessary or desirable for the purposes of implementing the Scheme and the Acquisition;

“Chaucer Group”	means Chaucer, its subsidiaries and subsidiary undertakings from time to time and “member of the Chaucer Group” shall be construed accordingly;

“Chaucer Share Schemes”	means each of the 2009 Chaucer Approved Savings-Related Share Option Plan, the Chaucer Approved Share Option Scheme, the Chaucer Unapproved Share Option Scheme, the Chaucer All Employee Share Ownership Plan and the Chaucer Deferred Share Bonus Plan;

“Chaucer Shareholders”	means the holders of Chaucer Shares, from time to time;

“Chaucer Shares”	means the existing unconditionally allotted or issued and fully paid (or credited as fully paid) ordinary shares of 25 pence each in the capital of Chaucer and any further such shares which are unconditionally allotted or issued on or prior to the date on which the Acquisition closes or, subject to the provisions of the Code, such earlier date or dates as The Hanover may decide;

“Closing Price”	means the closing middle market quotation of a Chaucer Share, as derived from the Daily Official List;

“Code”	means the City Code on Takeovers and Mergers;

“Companies Act”	means the Companies Act 2006 (as amended);

“Conditions”	means: (a) for so long as the Acquisition is being implemented by way of the Scheme, the conditions to the implementation of the Acquisition to be set out in the Scheme Circular; and (b) for so long as the Acquisition is being implemented by way of the Offer, the conditions to the implementation of the Acquisition to be set out in the Offer document, and “Condition” shall be construed accordingly;

“Court”	means the High Court of Justice of England and Wales;

“Court Meeting”	means the meeting of Scheme Shareholders to be convened pursuant to an order of the Court under Part 26 of the Companies Act for the purposes of considering and, if thought fit, approving the Scheme Resolution (with or without amendment), including any adjournment of that meeting;

“Daily Official List”	means the Daily Official List published by the London Stock Exchange;

“Disclosure Rules and Transparency Rules”	means the disclosure rules and transparency rules made by the FSA and forming part of the FSA’s handbook of rules and guidance, as from time to time amended;

“Effective”	means in the context of the Acquisition: (a) if the Acquisition is implemented by way of the Scheme, the Scheme having become effective pursuant to its terms; or (b) if the Acquisition is implemented by way of an Offer, the Offer having been declared or become unconditional in all respects in accordance with the requirements of the Code;

“Effective Date”	means the date upon which either: (a) the Scheme becomes effective in accordance with its terms by registration of the Court Orders by the Registrar and issue by the Registrar of a certificate under section 649 of the Companies Act in relation to the Reduction Order; or (b) if The Hanover should elect to exercise the Right to Switch, the Offer becoming or being declared unconditional in all respects;

“Enlarged Group”	means the combined The Hanover Group and Chaucer Group from the Effective Date;

“Final Dividend”	means the final dividend of 2.7 pence in cash for each Chaucer Share, announced by Chaucer on 7 March 2011;

“FSA”	means the Financial Services Authority of the United Kingdom (or any successor authority or authorities carrying out insurance or insurance mediation regulatory functions in the United Kingdom from time to time);

“FSMA”	means the Financial Services and Markets Act 2000 (as amended);

“Implementation Agreement”	means the agreement between The Hanover, BidCo and Chaucer, dated 20 April 2011, in relation to the implementation of the Acquisition;

“Kinmont”	means Kinmont Limited;

“Listing Rules”	means the rules maintained by the UKLA pursuant to FSMA, including any regulations made pursuant thereto;

“Lloyd’s”	means the Society and Corporation of Lloyd’s created and governed by the Lloyd’s Acts 1871 to 1982, including the Council of Lloyd’s (and its delegates and other persons through whom the Council may act), as the context may require;

“Lloyd’s Membership Byelaw”	means the Lloyd’s Membership Byelaw made by the Council of Lloyd’s on 7 December 2005 (as amended);

“Lloyd’s Underwriting Byelaw”	means the Lloyd’s Underwriting Byelaw made by the Council of Lloyd’s on 4 June 2003 (as amended);

“London Stock Exchange”	means the London Stock Exchange plc;

“Long-Stop Date”	means 31 October 2011;

“Numis”	means Numis Securities Limited, a company incorporated in England and Wales with its registered number 02285918, and registered office at 10 Paternoster Square, London EC4M 7LT;

“Offer”	means a takeover offer (as defined in section 974 of the Companies Act) to be made by or on behalf of BidCo for all of the issued and to be issued Chaucer Shares if The Hanover should elect to exercise the Right to Switch including any subsequent revision, variation, extension or renewal of such offer;

“Offer Period”	means the period commencing on (and including) 7 February 2011 and ending on the date on which the

Scheme becomes Effective;

“Official List”	means the official list maintained by the UKLA;

“Panel”	means the UK Panel on Takeovers and Mergers;

“pounds sterling”, “£” or “pence”	means the lawful currency of the United Kingdom;

“Reduction Hearing”	means the hearing by the Court of the petition to confirm the cancellation of the entire issued share capital of Chaucer under section 648 of the Companies Act, provided for by the Scheme, at which the Reduction Order is expected to be granted;

“Reduction of Capital”	means the reduction of Chaucer’s share capital pursuant to section 648 of the Companies Act, including the cancellation and extinguishing of the Scheme Shares provided for by the Scheme;

“Reduction Order”	means the order of the Court confirming the cancellation of the entire issued share capital of Chaucer under section 648 of the Act provided for by the Scheme;

“Reduction Record Time”	means the time and date specified as such in the Scheme Circular, expected to be 6.00 p.m. on the Business Day immediately prior to the date on which the Reduction Order is made;

“Registrar”	means the Registrar of Companies in England and Wales;

“Regulatory Information Service”	means any of the services set out in Appendix 3 to the Listing Rules;

“Right to Switch”	means The Hanover Parties’ right to implement the Acquisition by means of an Offer subject to obtaining the consent of the Panel;

“Scheme”	means the proposed scheme of arrangement under Part 26 of the Companies Act to effect the agreement between Chaucer and Chaucer’s shareholders, as described in this announcement, the full terms of which will be set out in the Scheme Circular, including any subsequent revision, variation, extension or renewal of such scheme envisaged or permitted by the Implementation Agreement and, where applicable, as modified or varied or with any condition or matter approved by Chaucer or imposed by the Court;

“Scheme Circular”	means the document to be despatched to Chaucer’s shareholders setting out, among other things, the full terms and conditions to the implementation of the Scheme as well as the Scheme itself and containing the notice of meeting for the Court Meeting and Chaucer General Meeting;

“Scheme Hearing”	means the hearing by the Court of the petition to sanction the Scheme under part 26 of the Act, at which the Scheme Order is expected to be granted;

“Scheme Order”	means the order of the Court sanctioning the Scheme under Part 26 of the Companies Act;

“Scheme Record Time”	means 6.00 p.m. on the Business Day immediately preceding the Effective Date;

“Scheme Resolution”	means the resolution to approve the Scheme;

“Scheme Shareholders”	means the holders of Scheme Shares;

“Scheme Shares”	means all Chaucer Shares: (a) in issue at the date of the Scheme Circular; (b) (if any) issued after the date of the Scheme Circular and before the Voting Record Time; and (c) (if any) issued at or after the Voting Record Time but on or before the Reduction Record Time either on terms that the original or any subsequent holders thereof shall be bound by the Scheme or in respect of which the holders thereof have agreed in writing to be bound by the Scheme, but excluding Chaucer Shares beneficially owned by any member of the Chaucer Group;

“The Hanover”	means The Hanover Insurance Group, Inc., a company incorporated in New Hampshire with its registered office at 440 Lincoln Street, Worcester, MA 01653, USA;

“The Hanover Board” or “The Hanover Directors”	means the directors of The Hanover from time to time;

“The Hanover Group”	means The Hanover, its subsidiaries and subsidiary undertakings from time to time and “member of The Hanover Group” shall be construed accordingly;

“The Hanover Parties”	means each of The Hanover and BidCo, and “The Hanover Party” shall be construed accordingly;

“Third Party”	means any central bank, ministry, governmental, quasi-governmental (including the European Union), supra-national, statutory, regulatory or investigative body or authority (including any national or supra-national anti-trust or merger control authority), national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof), private body exercising any regulatory, taxing, importing or other authority, trade agency, association, institution or professional or environmental body or any other person or body whatsoever in any relevant jurisdiction, including for the avoidance of doubt, the Panel;

“UKLA”	means the FSA acting in its capacity as the United Kingdom Listing Authority;

“United Kingdom” or “UK”	means the United Kingdom of Great Britain and Northern Ireland;

“United States”, “US” or “USA”	means the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction;

“US Investment Company Act”	means the US Investment Company Act of 1940, as amended;

“US Securities Act”	means the US Securities Act of 1933, as amended;

“Voting Record Time”	means the time and date specified in the Scheme Circular by reference to which entitlement to vote at the Court Meeting will be determined, expected to be 6:00 p.m. (London time) on the day which is two days before the date of the Court Meeting or, if the Court Meeting is adjourned, 6:00 p.m. on the day which is two days before the date of such adjourned Court Meeting;

“Wider Chaucer Group”	means Chaucer and its subsidiary undertakings, associated undertakings and any other undertaking in which Chaucer and/or any such subsidiary or associated undertakings (aggregating their interests) has or together have a direct or indirect interest in ten per cent. or more of the equity share capital (as defined in the Companies Act);

“Wider Hanover Group”	means The Hanover and its subsidiary undertakings, associated undertakings and any other undertaking in which The Hanover and/or any such subsidiary or associated undertakings (aggregating their interests) has or together have a direct or indirect interest in ten per cent. or more of the equity share capital (as defined in the Companies Act), as at the date of this announcement and not including, for the avoidance of doubt, any member of the Chaucer Group; and

“Willis Capital Markets & Advisory”	means the trade name used by Willis Structured Financial Solutions Limited.

For the purposes of this announcement “subsidiary”, “subsidiary undertaking”, and “undertaking” have the meanings given by the Companies Act and “associated undertaking” has the meaning given by paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those Regulations.

Certain other capitalised terms not otherwise defined above are defined and used elsewhere in this announcement.

All times referred to in this announcement are London times unless otherwise stated.